SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]     Preliminary Proxy Statement
[  ]     Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                              TB Wood's Corporation
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

            --------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
        1)       Title of each class of securities to which transaction applies:
                 --------------------------------------------------------------
        2)       Aggregate number of securities to which transaction applies:
                 --------------------------------------------------------------
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:
                 --------------------------------------------------------------
        4) Proposed maximum aggregate value of transaction:
                 --------------------------------------------------------------
        5) Total fee paid:
                 --------------------------------------------------------------

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)       Amount Previously Paid:
                 --------------------------------------------------------------
        2)       Form, Schedule or Registration Statement No.:
                 --------------------------------------------------------------
        3)       Filing Party:
                 --------------------------------------------------------------
        4)       Date Filed:
                 --------------------------------------------------------------

                         NOTICE OF ANNUAL MEETING OF THE
                                 STOCKHOLDERS OF
                              TB WOOD'S CORPORATION


TO THE STOCKHOLDERS OF
TB WOOD'S CORPORATION:


          The Annual Meeting of Stockholders of TB Wood's Corporation (the "Company") will be held at the Four Seasons Hotel, 2800 Pennsylvania Avenue, N.W., Washington, DC 20007 on April 28, 1998, commencing at 10:00 a.m., at which meeting only holders of record of the Company's Common Stock at the close of business on April 1, 1998, will be entitled to vote, for the following purposes:

                  1.       To elect two directors of the third class;

                  2. To transact such other and further business, if any, as may be lawfully brought before the meeting.


          You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please execute the enclosed proxy and mail it promptly. Should you attend the meeting, you may revoke your proxy and vote in person. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.


                                       TB WOOD'S CORPORATION




                                       By:
                                       Emma K. Gross
                                       Corporate Secretary

Chambersburg, Pennsylvania

April 2, 1998

                              TB WOOD'S CORPORATION
                 440 North Fifth Avenue, Chambersburg, PA 17201


                                 PROXY STATEMENT


          FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 28, 1998

          This proxy statement is furnished to the stockholders of TB Wood's Corporation (the "Company"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Tuesday, April 28, 1998 at 10:00 a.m. at the Four Seasons Hotel, 2800 Pennsylvania Avenue NW, Washington, DC and at any adjournment thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. The Board of Directors (the "Board") does not know of any business to be presented for consideration at the Annual Meeting or any adjournment thereof other than as stated in the Notice of Annual Meeting. This proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about April 2, 1998.

          Whether or not you expect to be personally present at the Annual Meeting, you are requested to fill in, sign, date and return the enclosed form of proxy. Any person giving such proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of the Company. All shares of TB Wood's Corporation common stock, par value $.01 per share (the "Common Stock") represented by duly executed proxies in the accompanying form will be voted as directed unless proxies are properly revoked prior to the voting thereof. If the proxy is signed and returned without any direction given, shares will be voted FOR the election of each of the nominees of the Board.

          The close of business on April 1, 1998, has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were outstanding and entitled to be voted at the Annual Meeting 5,859,286 shares of Common Stock. The holders of the Common Stock will be entitled to one vote for each share of Common Stock held of record on the Record Date.

          A copy of the Company's Annual Report to Stockholders for the fiscal year ended January 2, 1998, accompanies this proxy statement.

          The solicitation of this proxy is made by the Board. The solicitation will be by mail and the expense thereof will be paid by the Company. Solicitation of proxies may be made by telephone or telegram by directors, officers or other employees of the Company.


          ELECTION OF DIRECTORS

          The Board is divided into three classes, with the terms of each class ending in successive years. At the Annual Meeting, two directors of the Company are to be elected for a term ending at the 2001 Annual

Meeting of Stockholders, or until the successor of each such director has been elected and has qualified. Certain information with respect to the nominees for election as directors and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Should either nominee be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board may recommend.

          Information Regarding the Nominees for Director to be Elected in 1998 for a Term Ending in 2001.

          Third Class

          Jean-Pierre L. Conte - Director of the Company, Age 34, present term expires 1998; Director of the Company since its formation in 1995. Mr. Conte is currently a Managing Director of Genstar Capital Partners II. Prior to Genstar, Mr. Conte was a principal of The NTC Group, Inc., a private investment firm. Mr. Conte is also a Director of Andros Incorporated, NEN Life Science Products, Inc., and Chairman of Panolam Industries. He holds a Bachelor of Arts degree from Colgate University and an MBA from Harvard Business School.

          Craig R. Stapleton - Director of the Company, Age 52, present term expires 1998; Director of the Company since 1996. Mr. Stapleton is President of Marsh & McLennan, Real Estate Advisors, Inc. Mr. Stapleton is also a Director of Allegheny Properties, Inc., Cendant Corporation, Cornerstone Properties, Inc., and Vacu-Dry Company. He holds an AB from Harvard College and an MBA from Harvard Business School.

          Information Regarding the Directors Who Are Not Nominees for Election and Whose Terms Continue Beyond 1998.

          First Class

          Thomas C. Foley - Chairman of the Board and Director of the Company, Age 46, present term expires 1999; Director and Chairman of the Company since its formation in 1995; served as Chairman of the Board of Directors of TB Wood's Incorporated since December 1986. Mr. Foley is also a director of The NTC Group, Inc. and Stevens Aviation, Inc. Mr. Foley holds an AB from Harvard College and an MBA from Harvard Business School. Mr. Foley was previously a director, officer, and principal shareholder of The Bibb Company which on July 3, 1996 filed a voluntary petition under Federal Bankruptcy laws as part of a "prepackaged" restructuring. The Bibb Company's plan of reorganization was confirmed and became effective during September of 1996.

          Second Class

          Michael L. Hurt - President and Director of the Company, Age 52, present term expires 2000; Director and President of the Company since its formation in 1995; President and a Director of TBW since January 1991. Before joining the Company, Mr. Hurt spent 23 years at The Torrington Company, a subsidiary of Ingersoll-Rand Corp. Mr. Hurt is a Registered Professional Engineer and holds an MBA from Clemson-Furman University and a BSME from Clemson University.

          Robert J. Dole - Director of the Company, Age 74, present term expires 2000; Director since 1997. Mr. Dole is currently a partner of Verner-Liipfert-Bernhard-McPherson & Hand. He was formerly Majority Leader of the United States Senate. Mr. Dole is also a Director of

Community Health Systems, Tiger Management, and the Dole Foundation; and serves on the Forstmann Little Advisory Board and the Ryan White Foundation Advisory Board. Mr. Dole holds a BA and an LLB from Washburn University.

BOARD OF DIRECTORS AND COMMITTEES

          The Board currently consists of five members and is classified into three classes. One class of directors is elected each year, and the members of such class hold office for a three-year term or until their successors are duly elected and qualified. There were four meetings of the Board during 1997.

          The Company had no standing nominating committee during 1997. The Audit Committee reports to the Board and provides assistance to the Board in discharging its responsibilities in connection with the financial accounting practices of the Company and the internal controls related thereto and represents the Board in connection with the services rendered by the Company's independent accountants. Messrs. Conte and Stapleton serve on the Audit Committee. The Compensation Committee reports to the Board and is responsible for the review of executive compensation. Messrs. Conte and Stapleton serve on the Compensation Committee. The Audit Committee held one meeting in 1997. The Compensation Committee had two meetings in 1997. Each director of the Company attended at least 75% of the aggregate meetings held by the Board and by the Committees on which he served during the periods that he served.

          Director Nomination Procedures

          Nominations for election of directors of the Company may be made by the Board or by any stockholder entitled to vote in the election of directors. The Company's Bylaws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of the Company no later than 60 days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by inclusion in a report filed with the Securities and Exchange Commission or furnished to stockholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of the Company no later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The Company's Bylaws further require that the notice by the stockholder set forth certain information concerning such stockholder and the stockholder's nominees, including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, the class and number of shares of the Company's stock owned or beneficially owned by such stockholder, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder and the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements.

          Compensation of Directors

          The Company paid an aggregate of $61,500 of directors' fees in fiscal year 1997 for directors who were not employees or officers of the Company. Mr. Foley is compensated by the Company for his services as Chairman in an amount equal to $272,917 per annum plus a cash bonus and other incentive compensation to be determined by the Company. Directors who are employees of the Company do not receive additional compensation for serving on the Board or Committees. Each outside Director receives an annual fee of $30,000, a meeting attendance fee of $1,000 and reimbursement of applicable travel and other expenses.


MANAGEMENT

          Executive officers are appointed by, and serve at, the discretion of the Board. There are no family relationships among any of the directors or executive officers of the Company. The current executive officers of the Company, each of whom is elected for a term of one year or until his successor is duly elected and qualified, are listed below.

Thomas C. Foley             46   Chairman and Director

Michael L. Hurt             52   President and Director

Carl R. Christenson         38   Vice President - Mechanical Division

Cedric A. Cleminson         62   President of Plant Engineering Consultants,
                                 Inc. ("PEC")

Harold L. Coder, III        46   Vice President, Sales

Philip A. Garton            37   Vice President of Finance/Corporate Controller

David H. Halleen            58   Vice President and Treasurer

Michael H. Iversen          53   President of T. B.  Wood's Canada, Ltd.
                                 ("TBWC")

William R. Juergens         48   Vice President of Quality/Human Resources

Willard C. Macfarland, Jr.  42   Vice President - International Operations

Stanley L. Mann             47   Vice President, Advanced Technology -
                                 Electronics

Lee J. McCullough           53   Vice President - Electronics Division

Durand M. Miller            46   Vice President, Marketing - Electronic Products

James E. Williams           51   Vice President, Marketing - Mechanical Products

          Mr. Christenson has been Vice President - Mechanical Division of TBW since October 1994. Mr. Christenson joined TBW in June 1991 as Director of Mechanical Engineering and soon thereafter assumed the additional responsibility of Vice President of Engineering - Mechanical

Products. Prior to that he was a Product Manager at The Torrington Company, from 1984 to 1991. Mr. Christenson holds an MBA from Rensselaer Polytechnic Institute, and an MSME and BSME from The University of Massachusetts.

          Mr. Cleminson has been President of PEC, a wholly-owned subsidiary of TBW, since January 1995. Mr. Cleminson joined TBW as Vice President Marketing - Electronics Products in May 1994. Previously he was Vice President of Marketing and Strategic Planning of the Industrial Controls Division Emerson/Control Techniques, Inc. from 1991 to May 1994. Mr. Cleminson holds an Advanced Business Degree from Bowling Green University, and an EE from Faraday House Electrical College of London, United Kingdom.

          Mr. Coder has been Vice President, Sales of TBW since October 1991. Mr. Coder joined TBW in June 1973, as a Field Sales Engineer Trainee, and subsequently spent ten years in field sales. Since 1983, Mr. Coder has been in sales management positions including Manager Distributor Sales and Manager Field Sales. Mr. Coder holds a BS degree from Shippensburg University.

          Mr. Garton has been Vice President of Finance and Corporate Controller of TBW since July 1997. From 1991 to 1997 Mr. Garton held progressive financial management positions with AlliedSignal Inc. Immediately prior to joining TBW, he was the Business Controller for AlliedSignal Industrial Fibers, a $500 million part of the Polymers Division. Mr. Garton is a licensed Certified Public Accountant and holds the designation of Certified Cash Manager. Mr. Garton holds MBA, BBA, and BA degrees, all from Southern Methodist University.

          Mr. Halleen is currently Vice President and Treasurer of the Company. His previous assignment was Vice President of Finance, Chief Financial Officer, and Treasurer of TBW from June 1992 to July 1997. From 1980 to 1991 he was Vice President of Finance and Chief Financial Officer of Cissell Manufacturing Company. Mr. Halleen is a Certified Management Accountant and holds a BSBA from Niagara University.

          Mr. Iversen is currently serving as President of T. B. Wood's Canada, Ltd., a subsidiary of the Company, ("TBWC"). His previous assignment was Executive Vice President of TBW, from January 1992 to March 1998, and was responsible for sales and marketing. Prior to joining the Company, Mr. Iversen spent 25 years, serving most recently as Director of Sales to Original Equipment Manufacturers, at The Torrington Company, a subsidiary of Ingersoll-Rand Corp. Mr. Iversen holds a BIE from Georgia Institute of Technology.

          Mr. Juergens has been Vice President of Quality/Human Resources of TBW since September 1994. Mr. Juergens joined TBW in October 1985 as Director of Quality Assurance and has assumed the additional responsibility of Vice President of Human Resources. Mr. Juergens holds an MBA from Frostburg State University, and MS and BSIE degrees from Western Michigan University.

          Mr. Macfarland has been Vice President - International Operations since May 1996. He is also President of Berges Holding Italiana S.R.L. His previous assignment was President of TBWC from August 1994 to March 1998. From 1989 to August 1994, Mr. Macfarland was Director - Marketing and Sales of Roller Bearing Company of America. Mr. Macfarland holds an MBA from Case Western Reserve University and a BSME degree from Worcester Polytechnic Institute.

          Mr. Mann has been Vice President of Advanced Technology, Electronics of TBW since April 1997. He joined TBW in May 1984 as Chief Electronics Engineer and became Director of Advanced Technology, Electronics in July 1996. He began his career at the Louis Allis Company, Drives and Systems Division, and prior to coming to TBW he was Research & Development Group Leader at Fincor, Incom International Inc. He holds a BSEE from the University of Illinois.

          Mr. McCullough has been Vice President - Electronics Division of TBW since February 1994. Mr. McCullough joined TBW in December 1991 as Marketing Manager of Electronic Products and assumed the responsibility of Vice President of the Electronics Division in February 1994. Prior to joining the Company, Mr. McCullough was Vice President of Electronic Drives at Ranco Controls, Inc., from 1988 to December 1991. Mr. McCullough holds an MBA from the University of Wisconsin - Milwaukee and a BSEE from the University of Illinois.

          Mr. Miller has been Vice President, Marketing - Electronic Products of TBW since April 1997. Mr. Miller joined TBW in January 1996 as Marketing Manager
- Electronic Products. Prior to joining the Company, Mr. Miller spent 15 years in various management positions, including Product Manager, Product Planning Manager, and Program Manager for Group Schnieder/Square D and Reliance Electric. Mr. Miller holds a BSEE from the University of Maryland.

          Mr. Williams has been Vice President, Marketing - Mechanical Products of TBW since December 1994. Mr. Williams joined TBW in September 1993 as Program Manager and assumed responsibility for installation of the new Management Information System. Prior to joining the Company, Mr. Williams spent 23 years in various management positions, including Product Manager, Distribution Services Manager, and Purchasing Manager at a division of Ingersoll-Rand Corp. Mr. Williams holds a BS degree from Indiana University.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of March 16, 1998 regarding all persons known to the Company to be the beneficial owners of more than five percent of the Company's Common Stock. The table also includes security ownership for each director of the Company, the Company's President, each of the Company's four other most highly compensated executive officers for fiscal year 1997, and all executive officers and directors as a group. Except as noted below, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except for shares deemed to be beneficially owned by them. Except as otherwise listed below, the address of each person is c/o the Company, 440 North Fifth Avenue, Chambersburg, Pennsylvania 17201.

         Security Ownership of Certain Beneficial Owners and Management

                                                 Number of        Percent of
Name                                             Shares (1)       of Class (2)
--------------------------------------------------------------------------------
Wellington Management Company, LLP               522,000(3)            8.9%
         75 State Street
         Boston, MA  02109

State of Wisconsin Investment Board              325,000(4)            5.5%
         P. O. Box 7842
         Madison, WI  53707

Wellington Trust Company, NA                     340,000(5)            5.8%
         75 State Street
         Boston, MA  02109

FMR Corp., Edward C. Johnson III
and Abigail P. Johnson                           585,400(6)           10.0%
         c/o 82 Devonshire Street
         Boston, MA  02109

Thomas C. Foley                                2,758,758(7)           47.1%
 Director and Chairman

Michael L. Hurt                                  125,485               2.1%
 Director and President

Jean-Pierre L. Conte                              75,922               1.3%
 Director

Robert J. Dole                                         0                 *
 Director

Craig R. Stapleton                                20,000                 *
 Director

Willard C. Macfarland, Jr.                         1,344                 *
 Vice President - International Operations

Carl R. Christenson                                8,942                 *
 Vice President - Mechanical Division

Michael H. Iversen                                18,634                 *
 President T. B. Wood's Canada, Ltd.

Harold L. Coder, III                               6,287                 *
Vice President, Sales

All executive officers and directors as a group
(18 persons)                                   3,040,564              51.9%

1 Includes options exercisable within sixty days of March 16, 1998 in the following amounts:

       Michael L. Hurt                                                    57,236
       Carl R. Christenson                                                 3,797
       Jean-Pierre L. Conte                                               72,922
       Michael H. Iversen                                                  5,625
       Harold L. Coder, III                                                5,125
       All executive officers and directors as a group                   159,956

2 * Indicates less than one percent of class.

3 Information  concerning the shares beneficially owned by Wellington Management
  Company, LLP ("Wellington") was obtained from a Schedule 13G/A filed as of February 10, 1998. The filing indicates that in its capacity as investment adviser, Wellington may be deemed to beneficially own 522,000 shares of the Company's Common Stock. Wellington reports that it has no sole voting power with respect to any shares of the Company's Common Stock, shared voting power with respect to 332,000 shares of the Company's Common Stock and shared dispositive power with respect to 522,000 shares of the Company's Common Stock.

4 Information concerning the shares beneficially owned by the State of Wisconsin
  Investment Board was obtained from a Schedule 13G filed as of January 20, 1998.

5 Information  concerning  the shares  beneficially  owned by  Wellington  Trust
  Company ("WTC") was obtained from a Schedule 13G/A filed as of February 11, 1998. The filing indicates that in its capacity as investment adviser, WTC may be deemed to beneficially own 340,000 shares of the Company's Common Stock. WTC reports that it has no sole voting power with respect to any shares of the Company's Common Stock, shared voting power with respect to 180,000 shares of the Company's Common Stock and shared dispositive power with respect to 340,000 shares of the Company's Common Stock.

6 Information  concerning the shares  beneficially owned by FMR Corp., Edward C.
  Johnson III and Abigail P. Johnson was obtained from a Schedule 13G/A filed as of February 28, 1998. The filing indicates that in its capacity as investment adviser, Fidelity Management and Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 585,400 shares of the Company's Common Stock as a result of acting as investment advisor to various investment companies. Edward C. Johnson, III, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 585,400 shares of Common Stock owned by the funds. Neither Edward C. Johnson, III nor FMR Corporation has the sole power to vote or direct the voting of the Company's Common Stock owned directly by the funds. Edward C. Johnson III owns approximately 12% and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson III is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

7 Includes 72,922 shares of Common Stock over which Mr. Foley has granted stock options to Mr. Conte and 6,000 shares of Common Stock over which Mr. Foley has granted stock options to a former employee of NTC. Also includes 90,000 shares of Common Stock donated by Mr. Foley to the Foley Family Foundation, a charitable trust he controls.

EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth certain information concerning the compensation paid or accrued by the Company for services rendered during the fiscal year ended January 2, 1998 by the Company's Chairman, President, and each of the Company's next four most highly paid executive officers (the "Named Officers") whose salary and bonus exceeded $100,000 for fiscal year 1997.

         Summary Compensation Table
                               Annual Compensation

                                                                       Long Term
                                                                       Compensation
                                                                       Awards
                                    Fiscal                             Securities Under-     All Other
Name and Principal Position         Year      Salary       Bonus       lying Options(1)      Compensation

Thomas C. Foley                      1997     $272,917    $300,000          18,750              $1,218(2)
Chairman                             1996      229,167     250,000               0                 655(2)
                                     1995            0           0               0                   0

Michael L. Hurt                      1997      248,333     300,000          37,500              29,212(3)
President                            1996      228,750     305,000               0              28,736(3)
                                     1995      213,749     371,000               0              28,810(3)

Willard C. Macfarland, Jr.           1997      104,708      50,000           6,000              60,659(4)(5)
Vice President                       1996      102,198      50,000               0              29,570(4)(5)
International Operations             1995       98,333      40,000               0              29,115(4)

Carl R. Christenson                  1997      108,000      80,000           7,500              12,420(6)
Vice President - Mechanical          1996       96,750      75,000               0              10,073(6)
Division                             1995       88,333      65,000               0               9,665(6)

Michael H. Iversen                   1997      126,000      55,000           7,500              13,360(7)
President T. B. Wood's               1996      120,000      40,000               0              12,814(7)
Canada, Ltd.                         1995      120,000      55,000               0              12,730(7)

Harold L. Coder, III                 1997       96,000      55,000           4,950               9,314(8)
Vice President, Sales                1996       92,883      40,000               0               9,305(8)
                                     1995       87,900      50,000               0               8,954(8)


1 No SAR's were granted.

2 Includes $655 in 1996 and $1,218 in 1997 in life insurance premium payments by the Company.

3 Includes $2,174 in 1995,  $2,016 in 1996, and $2,016 in 1997 in life insurance premium payments by the Company; $4,500 in 1995 and 1996, and $4,800 in 1997, in Company matching contributions to the Company's 401(k) plan; and $20,000 each year in split dollar life insurance premium payments by the Company.

                                       11


4 Includes $48 in 1995, $160 in 1996, and $335 in 1997 in life insurance premium payments by the Company; $1,398 in 1995, $3,695 in 1996, and $4,800 in 1997 in
  Company matching contributions to the Company's 401(k) plan; $6,500 in bonus, $2,058 in auto allowance, $3,956 in apartment allowance, and $4,458 in transportation allowance in 1995; $2,722 in housing allowance, $14,380 in moving allowance, $4,113 in auto allowance and $4,500 for tax preparation in 1996; and $31,819 moving allowance, $1,955 in auto allowance and $500 for tax preparation in 1997.

5 The  Company  has  provided  a  $250,000  interest  free  secured  loan to Mr.
  Macfarland on May 31, 1996 to assist in his relocation to Chambersburg, PA. Mr. Macfarland derived an estimated benefit in the amount of $10,208 in 1996, based on a market interest of 7%; and $21,250 in 1997 based on a market interest of 8-1/2%, as a result of such interest free loan.

6 Includes $165 in 1995, $203 in 1996, and $224 in 1997 in life insurance premium payments by the Company; $4,500 in 1995 and 1996, and $4,800 in 1997 in Company matching contributions to the Company's 401(k) plan; and $5,000 each year in split dollar life insurance premium payments by the Company.

7 Includes $1,094 in 1995 and 1996, and $1,164 in 1997 in life insurance premium payments by the Company; $4,500 in 1995 and 1996 and $4,800 in 1997 in Company matching contributions to the Company's 401(k) plan; and $5,000 each year in split dollar life insurance premium payments by the Company.

8 Includes $257 in 1995, $466 in 1996, and $494 in 1997 in life insurance premium payments by the Company; $4,197 in 1995, $4,339 in 1996, and $4,320 in Company matching contributions to the Company's 401(k) plan; $4,500 each year in split dollar life insurance premium payments by the Company.

          Option Grants in Fiscal 1997

          The following table sets forth information concerning grants of stock options during 1997 to each of the named officer and the potential realizable value of such options at assumed annual rates of stock price appreciation for the option term.

                  Stock Options
                                             Option Grants in 1997(1)
                                                 Individual Grants

                                    Number of        Percent of                          Potential Realizable Value at
                                    Securities       Total Options   Exercise            Assumed Annual Rates of Stock
                                    Underlying       Granted to      or Base             Price Appreciation for Option
                                    Options          Employees in    Price      Expir.   Term (2)
                                    Granted (#)      Fiscal Year     ($/SH)     Date         5%($)         10%($)
                                    -----------      -----------     ------     ----         -----         -------


         Thomas C. Foley                 6,250             4.50%     $14.00    6/16/07      55,025        139,450
                                        12,500             9.01%      23.00    6/16/02           0        166,400

         Michael L. Hurt                12,500             9.01%      14.00    6/16/07     110,050        278,900
                                        25,000            18.02%      23.00    6/16/02           0        332,800

         Willard C. Macfarland, Jr.      2,000             1.44%      14.00    6/16/07      17,608         44,624
                                         4,000             2.88%      23.00    6/16/02      53,248

         Carl R. Christenson             2,500             1.80%      14.00    6/16/07      22,010         55,780
                                         5,000             3.60%      23.00    6/16/02           0         66,560

         Michael H. Iversen              2,500             1.80%      14.00    6/16/07      22,010         55,780
                                         5,000             3.60%      23.00    6/16/02           0         66,560

         Harold L. Coder, III            1,650             1.19%      14.00    6/16/07      14,527         36,815
                                         3,300             2.38%      23.00    6/16/02           0         43,930


1 The Company  granted  non-qualified  options under the  provisions of the 1996
  Stock-based Incentive Compensation Plan. In June 1997, 46,250 options with an option price of $14.00 per share and 92,500 options with an option price of $23.00 per share were granted. The options vest evenly over a three year period from the grant date. The options may be exercised as they vest.

2 The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission rules and are not intended to forecast possible future appreciation, if any, in the Company's stock price.

          The table which follows sets forth information concerning exercises of stock options during 1997 by each of the executive officers who is named in the Summary Compensation Table and the value of each such officer's unexercised options as of January 2, 1998 based on a closing stock price of $22.25 per share of the Company's Common Stock on such date:




                                   Aggregated Option Exercises in Last Fiscal Year
                                        and Fiscal Year-End Option Values(1)

                           Shares                   Number of Securities
                           Acquired                 Underlying Unexercised         Value of Unexercised In-the-
                           on          Value        Options at FY-End (1/2/98)     Money Options at FY-End (1/2/98)
                           Exercise    Realized     (Exercisable/Unexercisable)    (Exercisable/Unexercisable)
Name                       (#)         ($)          (#)                            ($)

Thomas C. Foley                  0          0                  0/18,750                     0/51,563

Michael L. Hurt             41,447    674,550             57,236/37,500             1,124,687/103,125

Willard C. Macfarland, Jr.       0          0                  0/6,000                      0/16,500

Carl R. Christenson          4,219       63,570            3,797/16,922                69,789/193,801

Michael H. Iversen           6,750       70,740            5,625/16,125               110,981/190,796

Harold L. Code                   0            0            5,125/13,825                94,198/176,735



1 The Company has not granted any Stock Appreciation Rights.


COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

          Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act") requires the Company's directors, officers and persons who own more than 10% of a registered class of the Company's Common Stock to file reports about their beneficial ownership of the Company's Common Stock. All the directors and officers of the Company filed reports as required by Section 16(a) of the Exchange Act with respect to the fiscal year 1997 on a timely basis except for the following late reports: Messrs. Coder, Conte, Dole, Foley, Hurt, Juergens, Macfarland, McCullough, and Miller, who did not timely file Form 4 with respect to two transactions in Common Stock (grants of options in June
1997); Messrs. Christenson, Stapleton, Halleen, and Iversen who did not timely file Form 4 with respect to three transactions in Common Stock (including grants of options in June 1997); and Mr. Cleminson who did not timely file Form 4 with respect to five transactions in Common Stock (including grants of options in June 1997) and Mr. Williams who did not timely file Form 4 with respect to six transactions in Common Stock (including grants of options in June 1997).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Independent directors Messrs. Conte and Stapleton serve on the Company's Compensation Committee.


REPORT OF THE COMPENSATION COMMITTEE REGARDING COMPENSATION

          Executive Compensation Program. The Company's executive compensation program is designed to attract and retain highly-qualified executives and to motivate them to contribute to the Company's goals and objectives and its overall financial success. The

Company's Board of Directors believes that executives should have a greater portion of their compensation at risk than other employees, and that compensation should be tied directly to the performance of the business. Compensation for the Company's executives consists of both cash and equity-based compensation. In determining executive compensation, the Compensation Committee reviews and evaluates information supplied by management and bases decisions on management recommendations as well as on the Company's performance and on the individual's contribution and performance.

          Salary. The Compensation Committee reviews the salary of each executive officer in relation to previous salaries and with regard to industry compensation levels and general economic conditions. The salaries are set at levels intended to reward achievement of individual and Company goals and to motivate and retain highly qualified executives whom the Board of Directors believes are important to the continued success of the Company. While the Compensation Committee's decisions are in part subjective rather than solely based on formulas, the Compensation Committee does consider various measures of the financial performance of the Company in absolute terms and in relation to internal performance goals.

          Bonuses. The Company's annual incentive payments to executive officers are intended to encourage and reward excellent individual performances by managers who make significant contributions to the Company's financial success. During 1997, annual incentive opportunities were based upon achievement of both current financial performance objectives and individual operating objectives related to longer-term performance. For 1997, the Company significantly exceeded the minimum return on investment performance goals set by the Company in the beginning of 1997, and the minimum individual operating objectives were met or exceeded by each of the Named Officers identified in the Summary Compensation Table. Accordingly, Messrs. Foley, Hurt, Iversen, Christenson, Coder and Macfarland earned bonuses.

          1997 Compensation of Chairman and President

          Chairman

          The Compensation Committee determined the 1997 compensation for Mr. Foley in accordance with the guidelines described above. Mr. Foley's salary increased in 1997 from $229,167 (prorated for the period beginning after the Company's initial public offering) to $272,917, based upon an evaluation of his performance and the Company's financial performance as well as a cost of living increase. No specific weighting was assigned to these factors in determining the base salary increase. Mr. Foley's bonus, increased from $250,000 to $300,000, was based upon his strategic direction of the Company and his active participation in the two acquisitions completed by the Company in 1997. Both of these activities played a significant role in TB Wood's 1997 record performance.

          President

          The Compensation Committee determined the 1997 compensation for Mr. Hurt in accordance with the guidelines described above. Mr. Hurt's salary increased in 1997 from $228,750 to $248,333, based upon an evaluation of his performance and the Company's financial performance as well as a cost of living increase. No specific weighting was assigned to these factors in determining the base salary increase. Mr. Hurt's bonus decreased in 1997 from $305,000 to $300,000 based upon the increased use of options versus cash bonuses as a form of compensation and achievement of certain return on investment performance objectives and individual operating objectives related to longer-term performance. The initiatives and programs put in place by Mr. Hurt since he joined the Company in 1991 have contributed significantly to the Company's improved financial performance. In addition, Mr. Hurt's annual bonus for 1997 was based on his successful management of several recent acquisitions and in recognition of the record performance of the Company. In 1997 revenues rose 21% and EPS, before one-time charges, increased 31%.

          Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million limit on the deductibility of compensation paid to executive officers of public companies. The Compensation Committee believes that all of the compensation awarded to the Company's executive officers during 1997 is fully deductible in accordance with this limit.

          This report is respectfully submitted by the members of the Compensation Committee of the Company.


                                                  COMPENSATION COMMITTEE
                                                   Craig R. Stapleton
                                                   Jean-Pierre L. Conte

PERFORMANCE GRAPH

                                  Comparison of
                         Cumulative Total Returns Among
                     TB Wood's, Russell 2000, and Peer Group

     The stock price information shown in the table below is not necessarily indicative of future price performance.


     Measurement Period       TBW            Russell 2000        Peer Group
     ------------------       ---            ------------        ----------
          2/8/96              100                 100                 100
          1/3/97              100                 113                 116
          1/2/98              194                 136                 162



No published industry index accurately mirrors the Company's business. Accordingly, the Company has created a special peer group index ("Peer Group") of companies operating in the power transmission or mechanical manufacturing industries. The Peer Group includes the following: Baldor Electric Company; Bridgeport Machines, Inc.; Franklin Electric Co., Inc.; MagneTek, Inc.; Kollmorgen Corp.; and Regal-Beloit Corporation.



INDEPENDENT AUDITORS

          Arthur Andersen LLP was the auditor for the 1997 fiscal year and has been selected as the Company's auditor for the 1998 fiscal year. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be provided with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

VOTING

          The holders of a majority of the outstanding shares of Common Stock must be present in person or by proxy to constitute a quorum. When a quorum is present at the Annual Meeting, the affirmative vote of the holders of a plurality of the shares represented at the Annual Meeting or any adjournment thereof which actually vote is required to elect directors and the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting is required to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors, proxies which are marked to deny discretionary authority on other matters and broker non-votes, will be counted for the purpose of determining the number of shares represented at the meeting but will not be counted as voting.

STOCKHOLDER PROPOSALS

          Any stockholder proposals submitted for inclusion in the Company's Proxy Statement and proxy for the 1999 Annual Meeting of Stockholders must be received by the Secretary of the Company at the address appearing on the front page of this proxy statement no later than December 2, 1998, and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion. In addition, any stockholder intending to present a proposal for consideration at the 1999 Annual Meeting of Stockholders must comply with certain provisions of the Company's Certificate of Incorporation and Bylaws.

ANNUAL REPORT ON FORM 10-K

          THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF THE COMPANY, AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                                   EXHIBIT B
                                 [Front of Card]

                              TB Wood's Corporation

This proxy is solicited by the Board of Directors of TB Wood's Corporation for the Annual Meeting of Stockholders on April 28, 1998.

          The undersigned Stockholder of TB Wood's Corporation (the "Corporation"), hereby revoking any contrary proxy previously given, hereby appoints Thomas C. Foley, Michael L. Hurt, and Philip A. Garton or any one of them (with full power to act alone and to designate substitutes and to make revocations) attorneys and proxies of the undersigned, with authority to vote and act with respect to all shares of common stock of the Corporation which the undersigned would be entitled to vote, at the Annual Meeting of Stockholders to be held on April 28, 1997 at 10:00 a.m. at the Four Seasons Hotel, 2800 Pennsylvania Avenue NW, Washington, DC 20007, and any adjournments thereof, with all the powers the undersigned would possess if personally present, upon matters noted on the reverse and upon such other matters as may properly come before the meeting. The shares represented by this proxy shall be voted as follows:

                                            (To be signed on the reverse side)

                              TB WOOD'S CORPORATION

                                 [Back of Card]

         X        Please mark your
                  votes as in this
                  example.

                                FOR the foregoing          WITHHOLD AUTHORITY
                                nominee                    to vote for foregoing
                                                            nominee
1.  To elect                    [ ]                         [ ]
     Jean-Pierre L. Conte
     as Director of the
     Third Class

2.   To elect                   [ ]                         [ ]
      Craig R. Stapleton
      as Director of the
      Third Class

This proxy confers authority to vote "FOR" the proposals listed unless otherwise indicated. If any other business is transacted at said meeting, this proxy shall be voted in accordance with the judgment of the proxies. The Board of Directors recommends a vote "FOR" the listed proposals.

This proxy is solicited on behalf of the Board of Directors of TB Wood's Corporation and may be revoked prior to its exercise.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

__________________________________ Dated: ______________, 1998
  SIGNATURE(S) OF STOCKHOLDER
 _________________________________ Dated: ______________, 1998
   SIGNATURE(S) OF STOCKHOLDER

NOTE: Signature(s) should follow exactly the name(s) on the stock certificate. Executor, administrator, trustee or guardian should sign as such. If more than one trustee, all should sign. ALL JOINT OWNERS MUST SIGN.

LETTER SUBMITTED ON COMPANY LETTER HEAD

                                TB Wood's Corporation
                                440 North Fifth Avenue
                                Chambersburg, Pennsylvania 17201-1778
                                717.267.2900, ext.4403 tel     717.264.2869 fax





                                                              April 1, 1998

Securities and Exchange Commission
450 Fifth Street
Washington, DC  20549

                  Re:      TB Wood's Corporation Definitive Proxy Statement

Ladies and Gentlemen:

          We transmit for filing the Company's proxy statement and proxy for the 1998 Annual Meeting of Stockholders (the "Meeting").

          At the Meeting, the Company's stockholders will vote on a proposal to elect two directors of the third class.

          If the staff has any questions or requires any additional information, please telephone the undersigned at (717) 264-7161, ext. 4403.


                                                     Sincerely,



                                                     Emma K. Gross
                                                     Corporate Secretary